Exhibit 1

POWER OF ATTORNEY
FOR CERTAIN FILINGS
UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, David J. Matlin, hereby make, constitute and appoint each of:

Robert Weiss, and

Lawrence Teitelbaum

acting individually, as my agent and attorney-in-fact, with full power of substitution, for the purpose of, from time to time, executing in my name and/or my capacity, all documents, certificates, instruments, statement, other filings, and amendments to the forgoing (collectively, “documents”) determined by such person to be necessary or appropriate to comply with ownership or control-person reporting requirements imposed by any United States or non-United States governmental or regulatory authority, including without limitation Forms 3, 4, 5, 144, 13D, 13F and 13G required to be filed with the Securities and Exchange Commission; and delivering, furnishing or filing any such documents with the appropriate governmental or regulatory authority. Any such determination shall be conclusively evidenced by such person’s execution, delivery, furnishing and/or filing of the applicable document.

This power of attorney shall be valid from the date hereof until revoked in writing by the undersigned and does not revoke or replace any other power of attorney that the undersigned has previously granted.

IN WITNESS HEREOF, I have executed this instrument as of the date set forth below.

Date: July 14, 2008.

David J. Matlin

/s/ David J. Matlin

New York, New York

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